Exhibit 99.2

AMERICAN EAGLE OUTFITTERS

DECLARES A REGULAR QUARTERLY DIVIDEND OF $0.125 PER SHARE

ANNOUNCES ADDITIONAL 25 MILLION SHARES AUTHORIZED FOR REPURCHASE

PITTSBURGH–March 9, 2016 - American Eagle Outfitters, Inc. (NYSE: AEO) announced a quarterly cash dividend of $0.125 per share, marking the company’s 47th consecutive quarterly dividend. The $0.125 dividend was declared on March 9, 2016 and is payable on April 22, 2016 to stockholders of record at the close of business on April 8, 2016.

The company also announced that its Board of Directors authorized an additional 25 million shares for repurchase through January 30, 2021. Combined with the company’s existing authorization of 2.8 million shares, which expires on January 28, 2017, the company has 27.8 million shares available for repurchase. In 2015, the company returned cash to shareholders through quarterly dividends totaling $97 million and repurchased 15.6 million shares for $227 million.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 141 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

CONTACT:	American Eagle Outfitters Inc.

Kristen Zaccagnini

412-432-3300